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                                     EXHIBIT 3.1

                                       RESTATED
                              ARTICLES OF INCORPORATION

                                          OF

                             DYNATEC INTERNATIONAL, INC.

     We, the undersigned officers of the corporation, under the Revised Utah Business Corporations Act (hereinafter called the "Act") adopt the following Restated Articles of Incorporation for such corporation pursuant to the action of the Board of Directors as authorized under Section 16-10a-1002 of the Act.


                                      ARTICLE I

     NAME. The name of the corporation (hereinafter called the "Corporation") is Dynatec International, Inc.

                                      ARTICLE II

     PERIOD OF DURATION. The period of duration of the Corporation is perpetual.

                                     ARTICLE III

     PURPOSES AND POWERS. The purpose for which this Corporation is organized is to invest in real and personal property, oil, gas and minerals properties and interests, and to engage in any and all other lawful business.

                                      ARTICLE IV

     CAPITALIZATION. The total authorized number of shares of the Corporation is One Hundred Million (100,000,000) shares of the par value of $.01 per share, amounting in the aggregate to One Million Dollars ($100,000.000) authorized stated capital.

                                      ARTICLE V

     DIRECTORS. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders of the Corporation.

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                                      ARTICLE VI

     COMMENCEMENT OF BUSINESS. The corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

                                     ARTICLE VII

     PREEMPTIVE RIGHTS. There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

                                    ARTICLE  VIII

     VOTING OF SHARES. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.



     IN WITNESS WHEREOF, the CEO and Secretary of the corporation have executed these Restated Articles of Incorporation of Dynatec International, Inc. and certify to the truth of the facts herein stated this _____ day of June, 1998.



                                    /s/
                                        -------------------------------
                                                       Donald Wood, CEO


                                   /s/
                                       --------------------------------
                                              Jerry Andersen, Secretary

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